REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Handheld Entertainment, Inc.

We have audited the accompanying Statement of Assets Acquired and Liabilities Assumed of YourDailyMedia.com as of December 31, 2005, and the related Statement of Revenues and Direct Expenses for the period March 19, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the Assets Acquired and Liabilities Assumed of YourDailyMedia.com at December 31, 2005, and the related Revenues and Direct Expenses for the period March 19, 2005 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 5, 2007

YOURDAILYMEDIA.COM
STATEMENT OF ASSETS ACQUIRED AND LIABILITES ASSUMED
AT DECEMBER 31, 2005

ASSETS ACQUIRED

Current assets:
Due from owner	$14,936

Total assets acquired	$14,936

LIABILITIES ASSUMED AND NET ASSETS ACQUIRED

Total liabilities	—

Net Assets Acquired	14,936
Total liabilities assumed and net assets acquired	$14,936

The accompanying notes are an integral part of these financial statements

YOURDAILYMEDIA.COM
STATEMENT OF REVENUES AND DIRECT EXPENSES

For the period March 19, 2005 (inception) to December 31, 2005

Revenues	$20,328
Cost of revenues	5,380
Gross profit	14,948

Direct Costs and expenses
General and administrative	12

Total operating expenses	12

Income from operations	14,936
Net Income	$14,936

The accompanying notes are an integral part of these financial statements

YOURDAILYMEDIA.COM
NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2005

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

YourDailyMedia.com (“YDM”) was organized in March 2005 by Scott John Paul Worsnop (“Worsnop”) a sole proprietor. YDM delivers user-generated videos over the Internet. The YDM website is focused on the delivery of safe for work videos to website visitors with an emphasis on slapstick comedy and other related humor.

Basis of Presentation

On December 18, 2006, Handheld acquired the assets and business interests relating to the YourDailyMedia.com website from Worsnop. The accompanying financial statements have been prepared as if the only operations were those of the YourDailyMedia.com website related assets which was purchased by Handheld on December 18, 2006. The Statement of Revenues and Direct Expenses excludes those costs which are not directly related to YourDailyMedia.com revenue producing activity such as overhead and taxes. Direct costs include allocations of general and administrative expenses incurred by the Company. Management believes that the identification of revenues and allocation of direct expenses is reasonable.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions in preparation of the financial statements. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be effected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Significant estimates in 2005 include the identification of revenue and allocation of indirect expenses.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, advertising has been displayed and viewed by a valid customer, the sale price is fixed and determinable, and collection of the resulting account is reasonably assured. Our revenue is primarily derived from visitors viewing web pages on the YDM site that serve ads for which we earn a commission from advertising networks to whom we extend credit terms after an analysis of the advertising network and its financial condition and credit worthiness. Revenue is not determinable until we receive a statement and payment from the advertising network. Accordingly, revenue is recognized only when the statement is received and payment received.

Note 2 - Due from Owner

At December 31, 2005, we have recorded a receivable from the existing owner of $14,936. This amount represents the net income generated from the assets that Handheld acquired as part of the December 18, 2006 transaction with Worsnop which included all of the assets and business interests relating to the YourDailyMedia.com website.

Note 3 - Cash Flow

During the year ended December 31, 2005, the YDM website business did not acquire or dispose of any assets or complete any financing transactions which would be classified as sources or uses of cash from investing or financing activities. The YDM business was, on an operating basis, for the year ended December 31, 2005, a source of cash to Worsnop in the amount of $14,936.

Worsnop did not make, as a result of the YDM business, any cash payments for interest or other similar items which would qualify for supplemental disclosure in the cash flow section of the financial statements.

Note 4 - Concentrations

During 2005, three advertising networks accounted for 56%, 15% and 12% of total revenue. As a result, we were materially dependent on these networks and the loss of any of them would have a material effect on our results.